Exhibit 10.8

FIRST AMENDMENT

THIS FIRST AMENDMENT (this "Amendment") is made and entered into as of May 2, 2020, by and between BRE CA OFFICE OWNER LLC, a Delaware limited liability company ("Landlord"), and KURA ONCOLOGY, INC., a Delaware corporation ("Tenant").

RECITALS

A.

Landlord and Tenant are parties to that certain lease dated January 8, 2020 (the "Lease").  Pursuant to the Lease, Landlord has leased to Tenant space currently containing approximately 13,420 rentable square feet (the "Premises") described as Suite 400 on the 4th floor of the building commonly known as Highlands Corporate Center located at 12730 High Bluff Drive, San Diego, California 92130 (the "Building").

B.	Tenant and Landlord mutually desire that the Lease be amended on and subject to the following terms and conditions.

NOW, THEREFORE, in consideration of the above recitals which by this reference are incorporated herein, the mutual covenants and conditions contained herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

1.	Commencement Date. Effective as of the date of the Lease, the first sentence of Section 1.2.2 of the Lease is hereby amended by replacing the date "May 1, 2020" with the date "August 1, 2020".
2.

Early Access.  In addition, Landlord hereby agrees that, notwithstanding the provisions of Section 1.2.2 of the Lease, regardless of whether the Tenant Improvements are substantially complete or a certificate of occupancy (or its equivalent) shall have been issued by the appropriate governmental authorities for the Premises at such time, Landlord shall permit Tenant and its agents to enter the Premises commencing on June 11, 2020, or such later date prior to the Commencement Date in Tenant's sole discretion (such entry, the "Early Access"), for the sole purpose of installing, at Tenant's sole cost and expense, its furniture, fixtures, equipment and cabling in the Premises and to store other personal assets of Tenant.  In particular, Early Access shall include, and Tenant shall be given access to, Storage Room 425, Office 420 and Server Room 413 within the Premises.  Landlord shall also give Tenant access to the mail room within the Building upon the Early Access.  The Early Access shall not change the Commencement Date and shall not be deemed early occupancy during the Beneficial Occupancy Period under Section 1.2.2 of the lease and Tenant’s rights to the Beneficial Occupancy Period under Section 1.2.2 of the Lease, if any, shall continue to apply in addition to the Early Access provided under this Section 2 .  Upon the Early Access, all of the terms and conditions of the Lease shall apply except that Tenant's obligation to pay monthly Base Rent, Expenses, Taxes or other fees or expenses to Landlord (other than amounts for above standard services requested by Tenant under Section 5.2 of the Lease) shall not apply until the Commencement Date.  Tenant shall coordinate the Early Access with Landlord's building manager and, except as expressly set forth in this Amendment, such entry shall be made in compliance with all terms and conditions of the Lease and the Rules and Regulations attached thereto.  Landlord shall deliver to Tenant the necessary Building (including mailroom box) and Premises entry keys or similar access devices or codes to enable the Early Access and access and use of the Building mailroom.  The foregoing license to enter the Premises prior to the Commencement Date is conditioned upon Tenant's contractors and their subcontractors and employees working in harmony and not interfering with the work being performed in the Building and in the Premises. Tenant shall be liable for any damages caused by Tenant's activities at the Premises. Such license is further conditioned upon the compliance by Tenant's contractors with all requirements imposed by Landlord on third party contractors, including, without limitation, the maintenance by Tenant and its contractors and subcontractors of workers' compensation and public liability and property damage insurance in amounts and with companies and on forms satisfactory to Landlord, with certificates of such insurance being furnished to Landlord prior to proceeding with any such entry. Landlord shall not be liable in any way for any injury, loss or damage which may occur by reason of the Early Access, the same being solely at Tenant's risk.  All costs and expenses in connection with or arising out of the performance of any work by Tenant pursuant to the Early Access shall be borne by Tenant, and all payments therefor shall be made by Tenant promptly as they become due. Tenant shall, at its sole cost and expense, comply with all applicable laws, ordinances, regulations and policies governing its work. Except to the extent arising from the gross negligence or willful misconduct of Landlord, Tenant shall defend, indemnify and hold Landlord and its members, agents, employees, partners, and their respective employees, partners, officers, directors, agents, representatives, successors and assigns, harmless from and against any and all suits, claims, actions, losses, costs, liabilities or expenses (including reasonable attorneys' fees and claims for workers' compensation) to the extent arising out of or in connection with any and all work during such Early Access (including, but not limited to, claims for breach of warranty, personal injury or property damage). Landlord shall have the right, in Landlord's sole and absolute discretion, to settle, compromise, or otherwise dispose of any and all suits, claims, and actions against any of the indemnified parties arising out of or in connection with the work performed by Tenant during the Early Access.

3.	Miscellaneous.
3.1

This Amendment sets forth the entire agreement between the parties with respect to the matters set forth herein.  There have been no additional oral or written representations or agreements.  Tenant shall not be entitled, in connection with entering into this Amendment, to any free rent, allowance, alteration, improvement or similar economic incentive to which Tenant may have been entitled in connection with entering into the Lease, except as may be otherwise expressly provided in this Amendment.

3.2	Except as herein modified or amended, the provisions, conditions and terms of the Lease shall remain unchanged and in full force and effect.
3.3	In the case of any inconsistency between the provisions of the Lease and this Amendment, the provisions of this Amendment shall govern and control.
3.4

Submission of this Amendment by Landlord is not an offer to enter into this Amendment but rather is a solicitation for such an offer by Tenant.  Landlord shall not be bound by this Amendment until Landlord has executed and delivered it to Tenant.

3.5	Capitalized terms used but not defined in this Amendment shall have the meanings given in the Lease.
3.6

Tenant shall indemnify and hold Landlord, its trustees, members, principals, beneficiaries, partners, officers, directors, employees, mortgagee(s) and agents, and the respective principals and members of any such agents harmless from all claims of any brokers claiming to have represented Tenant in connection with this Amendment.  Landlord shall indemnify and hold Tenant, its trustees, members, principals, beneficiaries, partners, officers, directors, employees, and agents, and the respective principals and members of any such agents harmless from all claims of any brokers claiming to have represented Landlord in connection with this Amendment.  Tenant acknowledges that any assistance rendered by any agent or employee of any affiliate of Landlord in connection with this Amendment has been made as an accommodation to Tenant solely in furtherance of consummating the transaction on behalf of Landlord, and not as agent for Tenant.

[SIGNATURES ARE ON FOLLOWING PAGE]

IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Amendment as of the day and year first above written.

LANDLORD:	BRE CA OFFICE OWNER LLC,
a Delaware limited liability company

By:	/s/ Spencer Rose
Name:	Spencer Rose
Title:	Managing Director

TENANT:	KURA ONCOLOGY, INC.,
a Delaware corporation

By:	/s/ Marc Grasso, M.D.
Name:	Marc Grasso, M.D.
Title:	CFO & CBO

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